Exhibit 10.5
                           MEMORANDUM OF UNDERSTANDING





         This Memorandum of Understanding between the Finance-Analyst Joint Stock Company ("COMPANY") registered in Russian Federation and having their offices at 20 Daev Pereulok, Moscow, Russian Federation, represented by Mr. Victor Remsha, President, acting on the basis of its Charter, and IPORUSSIA, INC. ("IPO") registered in the United States of America and having its office at 12 Tompkins Ave., Jericho, New York 11753, United States of America, represented by Vladimir F. Kuznetsov, President and Chief Executive Officer, acting on the basis of its Charter, was executed on August 08, 2002.

WHEREAS:

A. COMPANY and IPO are equally committed to the introduction of Russian Companies ("Corporations"), to the International Investment Communities to facilitate the growth of the Corporations; thus accelerating development of the Russian economy.

B. COMPANY and IPO agree that introducing the Corporations to the public stock market in the United States of America and having their shares traded on the United States Stock Market would assist in the capital growth for these Corporations and expand the economy of the Russian Federation.

C. IPO is a United States Company primarily focused on introduction of Russian Corporations to the United States and International Investment Communities with the goal of obtaining working capital for the Corporations.

D. COMPANY is a duly registered broker and dealer duly qualified to buy and sell securities in Russian Federation to customers residing in and outside the Russian Federation. COMPANY possesses certain experience in consulting of the Russian companies going public on the Russian stock markets.

E. COMPANY and IPO have held meetings and have reached understandings with regard to certain matters related to the cooperation in the sphere of assisting Russian Corporations.

         COMPANY and IPO hereby express their understanding in this respect as follows:

1. Cooperation. (A) COMPANY will support IPO by providing from time to time introductions to Russian Corporations that have intentions of going public, and will assist in the due diligence process of IPO with such Russian Corporations, and the introduction of IPO as a Company in Russian Federation and CIS as the entity involved in assisting Russian Corporations. COMPANY will also assist clients of IPO in going public on Russian Stock Market.



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         (B) IPO  undertakes  to use  its  best  efforts  (i) to  recommend  its customers to use COMPANY's services in listing on Russian stock market, (ii) to introduce COMPANY to the Underwriter responsible for the public underwriting of the securities of the Russian Corporations going public, with the intent to provide COMPANY with an opportunity to have its customers participate in the offering.

2. Contracts With The Corporations. IPO undertakes that all contracts with the Russian Corporations will be concluded on the terms fully complying with the laws of the Russian Federation.

3. Exchange of Information. COMPANY and IPO understand and agree that from time to time they will exchange economic and other information about Russian Corporations that would be mutually beneficial to carry out the spirit and intent of this Memorandum of Understanding.

4. Future Business. COMPANY and IPO understand and agree that if COMPANY desires to go public in Western Markets during the term of this Memorandum of Understanding it will retain IPO for its Business Services in accordance with IPO's usual and customary fees.

5. Notices. All notices, requests, consents and other communications between the Parties hereunder shall be in writing, shall be addressed to the receiving Party's address set forth below or to such other address as a Party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by telecopy or facsimile transmission and e-mail, (iii) sent by recognized national overnight courier service, or (iv) sent by registered mail, return receipt requested, postage prepaid.

If to COMPANY:

       Me. Victor Remsha
      "Financial-Analyst" Joint Stock Company
       20 Daev Pereulok,
       Moscow, Russian Federation,


      Tel: (095) 796-93-88
      Fax: (095) 796-93-89
      E-mail: ask@finam.ru

If to IPO:

      Vladimir F. Kuznetsov
      President and Chief Executive Officer
      IPORUSSIA, INC.
      12 Tompkins Ave.
      Jericho, New York 11753
       United States of America
      Tel/Fax: (516) 625-6282


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6. Term. This Memorandum of  Understanding  shall be for a term of two (2) years from the date first appearing above, and shall automatically expire unless extended in writing by both Parties. Either Party may terminate this Memorandum of Understanding on the giving of 15 days written notice to the other Party upon failure to perform their obligations hereunder.

In witness of their understanding on these matters COMPANY and IPO have duly signed and executed this Memorandum of Understanding in the City of Moscow.

Financial-Analyst Joint Stock Company         IPORUSSIA, INC.




By:  /s/ Victor Remsha                        By: /s/ Vladimir F. Kuznetsov
     -------------------------                    -------------------------
     Victor Remsha                                Vladimir F. Kuznetsov
     Director                                     President and CEO


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